Supertex Inc.                                                                                                      News Release

FOR IMMEDIATE RELEASE                                                      Corporate Headquarters:
                                  Dr. Henry C. Pao
                                  President & CEO
                                  408/222-8888

Supertex Reports Third Fiscal Quarter Results

Sunnyvale, CA (January 23, 2007) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the third fiscal quarter ended December 30, 2006. Net sales were $24,098,000, a 21% increase over the $19,915,000 in the same quarter last year and a 9% decrease from the prior quarter of $26,521,000. On a GAAP basis, net income in the third fiscal quarter, including pre-tax employee stock-based compensation of $723,000, was $5,493,000 or $0.39 per diluted share, as compared with $3,689,000 or $0.26 per diluted share not including employee compensation for the same quarter of the last fiscal year and $5,996,000 or $0.43 per diluted share in the second fiscal quarter, including pre-tax employee-stock based compensation of $651,000.

For the first nine months of fiscal 2007, net sales were $75,184,000 compared to $56,134,000 in the same period of the prior fiscal year, an increase of 34%. On a GAAP basis, net income in the first nine months of fiscal 2007, including pre-tax employee stock-based compensation of $2,022,000 was $16,405,000 or 53% higher than the net income, not including employee stock-based compensation, of $10,755,000 in the same period of the last fiscal year.

“After three consecutive record sales quarters through September 2006, our top line in the December quarter declined nine percent sequentially. A major factor was the traditional seasonality in our medical ultrasound products, as experienced in the same quarter in the previous several years, with another factor being that the quarter was shortened by the many holidays”, commented Dr. Henry C. Pao, President & CEO. “In our medical ultrasound market, we had expected that a modest sales drop in our analog multiplexers would be mitigated by a sales increase in our new high voltage pulsers. However, the pulser sales increase was not sufficient to mitigate the larger than expected multiplexer revenue shortfall, although we expect pulser sales to continue to grow in the future. In the cell phone area, sales to our major customer dropped, but the drop was mitigated by sales to new handset customers with whom we have been working over the past year. Both of these markets are expected to recover in the fourth fiscal quarter. Additionally, our LED backlight drivers for flat screen TVs have achieved several new design-wins and we expect sales in that market to become meaningful in the coming June quarter. The LED drivers for automotive applications could see production volume in our next fiscal year as we have received full TS16949 certification.”

Dr. Pao went on to say, “We continue to generate profit and substantial positive cash flow. On a GAAP basis, our operating and net margins for the quarter were 27% and 23%, respectively, and our diluted earnings per share were $0.39. Cash and short-term investment balances grew $10.8 million to $134 million. We continue to invest heavily in research and development and introduce new products in our medical ultrasound, EL driver and LED driver target markets, and we anticipate growth in these markets during the 2008 fiscal year, starting on April 1, 2007. We expect our 2007 fourth fiscal quarter to see flat to modest sequential sales growth and for the whole fiscal year 2007, approximately 25% in sales growth.”

Non-GAAP net income in the third fiscal quarter, excluding pre-tax employee stock-based compensation of $723,000, resulting from the application of Financial Accounting Standard 123R (FAS 123R), was $6,168,000 or $0.44 per diluted share, compared with the non-GAAP net income of $6,678,000, or $0.48 per diluted share in the prior quarter. Our GAAP income for the same quarter of fiscal 2006, which excluded employee stock-based compensation as we had not yet implemented FAS 123R, was $3,689,000, or $0.26 per diluted share. For the nine months ended December 30, 2006, non-GAAP net income, excluding pre-tax employee stock-based compensation of $2,022,000, was $18,362,000 or $1.31 per diluted share compared to GAAP income of $10,755,000 or $0.79 per diluted share in the first nine months of the last fiscal year, which excluded employee stock-based compensation as we had not yet implemented FAS 123R.

During the first quarter of fiscal 2007, the Company implemented FAS 123R, “Share-Based Payment”, which requires companies to record estimated costs of all forms of employee stock-based compensation, including stock options and employee stock purchase plans, in their income statements. For Supertex, the total amount of pre-tax employee stock-based compensation for the first three quarters of fiscal 2007 included on a GAAP basis under FAS 123R was $648,000, $651,000 and $723,000, respectively. Under FAS 123R calculations, the number of diluted shares decreased by approximately 1,000 for both the third quarter and the nine month period, from 14,083,000 to 14,082,000 and from 14,030,000 to 14,029,000 respectively.

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates". Examples of forward-looking statements include statements concerning our expected sales during the fourth quarter, this entire fiscal year, and the coming fiscal year, both overall and in particular markets such as the medical ultrasound market, the LED backlighting LCD-TV market, and LED drivers for automotive applications. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion, whether we are successful in our R&D efforts, and whether we encounter production issues in device manufacturing or moving new products from engineering into production or we incur unexpected operating expenses as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PST (5:30 p.m. EST) on January 23, 2007, following the earnings release. President and CEO, Dr. Henry C. Pao, and VP, Finance & CFO, Phil Kagel, will present an overview of the third fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 866-200-5830 (domestic) or 212-659-4210 (toll, international) before the scheduled start time and entering PIN code 384640#. A recorded replay will be available for 30 days immediately following the conference call until 11:59 P.M. EST, February 22, 2007 at 866-206-0173 (domestic) and 646-216-7204 (toll, international) and enter PIN code 197753#.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the telecommunication, networking systems, flat panel display, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which excludes this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures are intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our non-GAAP financial measures reflect adjustments based on employee stock-based compensation. Our cost of sales and operating expenses include employee stock-based compensation related to adoption of FAS 123R - Accounting for Stock Based Compensation.  We believe it is useful to highlight the effect of this employee stock-based compensation expense because, in compliance with our historical practices under previously applicable accounting principles, through the fourth quarter of fiscal 2006 we have not historically expensed our employee stock-based compensation. However, employee stock-based compensation is a key incentive offered to our employees, and we believe it contributed to the sales earned during the period and will contribute to our future sales generation. Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	December 30, 2006 April 1, 2006
	(in thousands)
ASSETS
Cash and cash equivalents	$24,843	$27,654
Short term investments	109,230	82,992
Accounts receivable, net	13,595	14,824
Inventories	13,115	12,543
Deferred income taxes	7,781	7,781
Prepaid expenses and other current assets	2,137	1,358
Total current assets	170,701	147,152
Property, plant and equipment, net	8,240	8,048
Other assets	142	141
Deferred income taxes	792	792
TOTAL ASSETS	$179,875	$156,133

LIABILITIES
Trade accounts payable	$4,179	$3,725
Accrued salaries, wages and employee benefits	11,409	11,227
Other accrued liabilities	1,945	1,498
Deferred revenue	4,172	3,566
Income taxes payable	1,663	2,693
Total current liabilities	23,368	22,709

SHAREHOLDERS' EQUITY
Common stock	54,357	46,692
Retained earnings	102,150	86,732
Total shareholders' equity	156,507	133,424
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$179,875	$156,133

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended		Nine Months Ended
	(in thousands, except per share amounts)
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
Net sales	$24,098	$19,915	$75,184	$56,134
Cost of sales(1)	9,860	9,161	30,002	24,811
Gross profit	14,238	10,754	45,182	31,323
Research and development(1)	3,688	2,792	11,295	8,149
Selling, general and administrative(1)	4,152	3,464	11,781	9,900
Income from operations	6,398	4,498	22,106	13,274
Interest and other income, net	1,650	899	3,906	2,507
Income before income taxes	8,048	5,397	26,012	15,781
Provision for income taxes	2,555	1,708	9,607	5,026
Net income	$5,493	$3,689	$16,405	$10,755
Net income per share
Basic	$0.40	$0.27	$1.20	$0.81
Diluted	$0.39	$0.26	$1.17	$0.79
Shares used in per share computation
Basic	13,749	13,416	13,688	13,225
Diluted	14,082	13,970	14,029	13,605

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$91	$-	$248	$-
Research and development	$416	$-	$1,199	$-
Selling, general and administrative	$216	$-	$575	$-

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended		Nine Months Ended
	(in thousands, except per share amounts)
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
GAAP net income	$5,493	$3,689	$16,405	$10,755
Adjustment for stock-based compensation included in:
Cost of sales	91		248
Research and development	416		1,199
Selling, general and administrative	216		575
Subtotal	723	-	2,022	-
Tax effect of stock-based compensation	(48)	-	(65)	-
Non-GAAP net income excluding employee stock-based compensation	$6,168	$3,689	$18,362	$10,755

Non-GAAP net income per share:
Basic	0.45	0.27	1.34	0.81
Diluted	0.44	0.26	1.31	0.79
Non-GAAP shares used in computing non-GAAP net income per share:
Basic	13,749	13,416	13,688	13,225
Diluted(1)	14,083	13,970	14,030	13,605

(1) Including 941 shares and 893 shares for the three and nine months period ended December 30, 2006, respectively. To conform diluted outstanding shares calculated under FAS 123R to diluted shares calculated under prior accounting standards.

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended		Nine Months Ended
	(in thousands, except per share amounts)
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
Non-GAAP shares used in computing non-GAAP net income per diluted share:	14,083	13,970	14,030	13,605

DILUTED:
GAAP net income per share	$0.39	$0.26	$1.17	$0.79
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock based compensation effects included in:
Cost of sales	0.01	-	0.02	-
Research and development	0.03	-	0.09	-
Selling, general and administrative	0.01	-	0.04	-
Provision for income taxes	(0.00)	-	(0.01)	-
Non-GAAP net income per share excluding employee stock-based compensation	$0.44	$0.26	$1.31	$0.79

(1) Including 941 shares and 893 shares for the three and nine months period ended December 30, 2006, respectively. To conform diluted outstanding shares calculated under FAS 123R to diluted shares calculated under prior accounting standards.